Exhibit 10.2

David W. Heinzmann

c/o Littelfuse, Inc.

8755 W. Higgins Rd., Suite 500

Chicago IL 60631

November 15, 2016

Dear David:

Further to your discussion with the Board of Directors of Littelfuse, Inc. (the “Company” or “Littelfuse”), this letter will confirm your appointment to the position of Chief Executive Officer and President of the Company. Upon your acceptance of such appointment, the effective date of your appointment shall be January 1, 2017 (“Effective Date”). The terms of your employment in such position are set forth in Exhibit A to this letter agreement (the “Employment Terms”) to be entered into between you and the Company.

This letter, including the Employment Terms, constitutes the sole and complete agreement between the Company and you and supersedes all other agreements, both oral and written, between the Company or any of its direct and indirect subsidiaries and you, with respect to your employment after the Effective Date by the Company or any of its direct and indirect subsidiaries or the matters contained herein.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the State of Illinois, without giving effect to its conflict of law principles.

Should you have any questions about this letter, please contact Ryan Stafford at 773-628-0880. Two copies of this letter are enclosed. Please sign both copies and return one to Mr. Stafford.

Very Truly Yours,

Littelfuse, Inc.

By:          /s/ Ryan Stafford

Ryan Stafford

Executive Vice President, Chief Legal and

Human Resource Officer

ACCEPTED AND AGREED:

/s/ David W. Heinzmann

David W. Heinzmann

Dated: November 15, 2016

EXHIBIT A

Employment Terms

Item	Description
Job Title	President and Chief Executive Officer
Effective Date	January 1, 2017
Base Salary	Increase to $700,000 from current level of $525,000
Annual Incentive Target Bonus Opportunity	Increase target bonus opportunity to 90% of base salary from current level of 80% of base salary
RSUs Promotion Grant

•A grant of RSUs that vest 100% on the 3rd anniversary of grant

•Equal to 1.5 times the new base salary or $1.05 million

•Grant would be made on 1/3/2017 (the “grant date”); the number of RSUs would be determined using the closing stock price on 1/3/2017.

Annual Equity Grant	•Would participate in the annual equity grant program along with other executives in April 2017 •Grant levels will be determined at that time
Benefit Plans/Perquisites

•Would continue to participate in executive perquisites program (no automobile will be provided since it is not part of the current perquisites program)

•Would continue to participate in all executive and employee benefit plans

COC Agreement	Would be modified to increase severance multiple to 3.0 times from current 2.0 times
Non-COC Severance Policy

Would participate in any executive non-COC severance policy that is approved. Current proposal would provide for the following, effective January 1, 2017:

•Severance equal to 2 times the sum of base salary plus target bonus

•Pro-rata bonus for year of termination based on actual company and individual performance through end of the year. Payment, if any, would be made at same time bonus payments are made to other employees.

•COBRA coverage at active employee rates for maximum period of 18 months

Share Ownership Guidelines

•Would be increased to 5 times base salary from current 3 times base salary level

•Share number requirement will be calculated in January 2017 based on new base salary and then-current stock price as part of a program-wide review for all executives

Restrictive Covenants

•Would be required to sign Company’s current confidentiality, inventions, and non-compete agreement, subject to possible review and update, to the extent it does not already apply

•Promotion grant would be contingent on signing of the confidentiality, inventions, and non-compete agreement.